Certain information in this document has been omitted pursuant to Item 601(b)(10) of Regulation S-K and replaced with “[***].” Such identified information has been omitted because it is not material and is of the type that the registrant treats as private or confidential.
CONSULTING SERVICES AGREEMENT
THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made as of August 19, 2026 and is effective as of October 1, 2026 (the “Effective Date”), by and between DLH HOLDINGS CORP., a New Jersey corporation (the “Company”), and Zachary C. Parker, an individual (“Consultant”).
Background to Agreement:
A.The Company is engaged, among other things, in the business of providing digital transformation and cybersecurity services for various federal agencies including organizations within Health & Human Services, Department of Defense, and the Veterans Health Administration.

B.The Consultant served as the Chief Executive Officer and President of the Company and in connection with his retirement from the Company on June 30, 2026, has entered into that certain Separation Agreement dated as of July 1, 2026 (the “Separation Agreement”) pursuant to which the Company and the Consultant agreed to enter into this Agreement.
C.Provided that the Consultant has not revoked the Separation Agreement, the Company desires to retain the services of Consultant to perform the Services (defined below) on behalf of the Company as an independent contractor, and Consultant desires to perform the Services as an independent contractor.
D.Consultant is willing and able to perform such Services in furtherance of the Company’s business under the terms and conditions of this Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties incorporate the above-stated recitals and agree as follows:
1.Engagement. Provided the Consultant has not revoked his signature to the Separation Agreement within the Revocation Period (as defined in the Separation Agreement), the Company hereby engages the Consultant to provide the Consulting Services (as defined below) in connection with the conduct of the Company’s business, during the Term (as defined herein), and the Consultant accepts such engagement, on the terms and conditions provided herein (the “Engagement”).

2.Term. Provided the Consultant has not revoked his signature to the Separation Agreement within the Revocation Period (as defined in the Separation Agreement), the initial term of this Agreement will commence on the Effective Date and continue until September 30, 2027 (the “Term”), unless this Agreement is sooner terminated in accordance with the terms of this Agreement, or extended by mutual written agreement of the parties.
3.Duties and Performance. During the Term, Consultant will provide the Company the consulting services set forth in this Section 3 (collectively, the “Consulting Services”).

(a)More specifically, Consultant agrees to use commercially reasonable efforts to provide independent professional consulting advice to the Company as reasonably requested concerning the Company’s Business, as agreed upon by the Consultant and the Chief Executive Officer of the Company, as follows:

(i)     participation in periodic conference calls and providing responses to inquiries from the Company’s executive management (four per year);

(ii)     support the Chief Executive Officer of the Company as appropriate to further the strategic direction of the company with emphasis on technology evolution and growth;

(iii)      on an on-going basis, facilitate introductions and meetings and enhance awareness of the Company with government stakeholders, influencers, and decision makers in markets targeted by the Company;

(iv)     operate with the highest standards of ethics and professionalism at all times while representing the Company;

(v)     promptly giving to the Company all information and reports it may reasonably require in connection with matters relating to the provision of the Consulting Services or the business of Company;

(vi)     take all reasonable steps to offer (or cause to be offered) to the Company any opportunities related to the Company’s business as soon as practicable after the same comes to his knowledge and in any event before the same are offered by Consultant (or caused by Consultant to be offered) to any other party; and

(vii)     performing such other services as may be reasonably requested by the Chief Executive Officer of the Company.

(b)Consulting under Federal Procurement Contracts. If this Agreement involves tasks for work on proposals on federal contracts or subcontracts, Consultant is required to comply with Section 27 of the Office of Federal Procurement Policy Act (41 U.S.C. 423) as amended by Section 814 of the FY 90/91 National Defense Authorization Act, Pub. L. IO1-510, as implemented in FAR 3.104 Procurement Integrity.

(c)Performance. The Consultant shall use his best efforts and shall devote such time and effort to the performance of his duties hereunder as is reasonably necessary for such performance. Subject to the terms set forth below, the Consultant shall furnish the Company advice and recommendations with respect to such aspects of the business of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. Consultant shall deliver services at Consultant's place of business, the Company's places of business (if requested), remotely, or at various other sites as required and mutually and reasonably agreeable to the Company and the Consultant; notwithstanding the foregoing, however, the Company and Consultant agree that the Consultant shall not undertake air travel on behalf of the Company without advance consent from the Company’s Chief Executive Officer or Chief Financial Officer. The Consultant will be entitled to “advance payment” for such approved air travel. Consultant will perform the Consulting Services in a timely, good and workmanlike manner, at all times acting in the best interests of the Company and in accordance with the terms of this Agreement, the Company’s policies, and all applicable laws and regulations. Consultant will utilize professional skill, diligence and care to ensure that all Consulting Services are scheduled, performed and completed to the Company’s satisfaction. At no time can the Consultant be compensated by the Company for work done that will benefit other clients of the Consultant or conflict with the Company’s objectives. While on travel for the Company, the Consultant will only have expenses reimbursed for work that is exclusive to the Company.

(d)Availability. Consultant will use commercially reasonable efforts to ensure that he is available during business time on reasonable notice to provide such assistance or information as the Company may require. Specifically, the Company and Consultant anticipate that Consultant will render his Consulting Services for no more than forty (40) hours per any calendar week in the Term, which is expected to decrease over time during the Term. The Company recognizes that the Consultant shall not work exclusively for the Company and agrees that the Consultant may continue his own research and development for businesses unrelated to the Company. However, the Consultant must notify the Company as early as possible when a potential conflict of interest or duplication of assignment is known or perceived. Accordingly, the Company shall periodically make the Consultant aware of any material changes in its primary business pursuits.

4.Consulting Fee.
(a) In consideration for the Consulting Services rendered to the Company during the Term, the Company agrees to pay Consultant the following amounts in consideration for the Consulting Services rendered during the Term (collectively the “Consulting Fee”). The Consulting Fee shall consist of (i) a grant of 142,857 restricted stock, determined based on the value of $750,000 of shares of the Company’s common stock on June 30, 2026 (the “RSUs”), and (ii) a grant of 19,047 performance restricted stock units, determined based on the value of $100,000 of shares of the Company’s common stock on June 30, 2026 (the “PSUs”). It is intended that the Consulting Fee paid hereunder will constitute compensation to Consultant as an independent contractor and not as an individual employed by the Company.
(b)The RSUs will be granted under the Company’s 2025 Equity Incentive Plan, as amended (the “2025 Plan”), and will vest in two equal installments on October 1, 2026, and September 30, 2027, subject to the terms of the award agreement evidencing the RSUs. The other terms and conditions of such RSUs shall be set forth in the award agreement representing such RSUs delivered to the Consultant.
(c)The PSUs will be granted under the Company’s 2025 Plan and will vest only in the event that the Company is awarded a subcontract associated with the [***] within twelve (12) months of July 1, 2026. The other terms and conditions of such PSUs shall be set forth in the award agreement representing such PSUs delivered to the Consultant.
(d)In the event that the closing price of the Company’s common stock, as reported on the Principal Market (as defined below), on either of the vesting dates of the RSUs is below the Reference Price (as defined below), then in addition to the delivery of the shares of common stock to the Consultant pursuant to the settlement provisions of the award agreement evidencing such RSUs, the Company shall pay to the Consultant an amount in cash equal to the product of (A) the difference between the Reference Price and the Vesting Date Price (as defined below) multiplied by (B) the number of shares to be issued on the relevant vesting date of the RSUs. The foregoing payment, if payable to Consultant, shall be paid to the Consultant within ten (10) business days of the relevant vesting date of the RSUs and shall be paid in immediately available U.S. dollars to such account of the Consultant as he shall direct by written notice to the Company.

(e)For any services requested by the Company, and approved by the Chief Executive Officer in writing, beyond the scope of Section 3, the Consultant shall be compensated at a rate of $295 per hour and paid on a bi-weekly basis. If so instructed by Consultant, cash payments made pursuant to this Section shall be paid to Z Parker Enterprises LLC.
(f) The award agreement evidencing the RSUs granted under this Agreement shall provide that if a Change in Control (as defined in the 2025 Plan) occurs and Consultant’s service is terminated within 180 days of such event (except if such service is terminated for Cause (as defined in the 2025 Plan)), then any unvested RSUs shall become immediately earned and vested upon the consummation of such transaction or termination of service, as the case may be. In addition, the award agreement evidencing the RSUs granted under this Agreement shall provide that if the Company terminates this Agreement without Cause (as defined in the 2025 Plan), then any unvested RSUs shall become immediately earned and vested upon the effective date of such termination of service.
(g)The following terms used in this Agreement shall have the meanings as set forth below:
(i)“Principal Market” mean the Nasdaq Stock Market, LLC or such other securities market on which the Company’s common stock is principally traded on the relevant date of determination.
(ii)“Reference Price” means $5.25 per share, adjusted as necessary to reflect any forward stock splits, recapitalizations, reverse splits, or similar events which occur during the period commencing on the Effective Date and ending on the last vesting date of the RSUs.
(iii)“Vesting Date Price” means the closing price of the Company’s common stock, as reported on the Principal Market, on each of the vesting dates of the RSUs, and as adjusted as necessary to reflect any forward stock splits, recapitalizations, reverse splits, or similar events which occur during the period commencing on the Effective Date and ending on the last vesting date of the RSUs.
(h)The Company will not withhold any amounts as U.S. federal tax or applicable state tax withholdings from wages or as employee contributions under the U.S. Federal Insurance Contributions Act, nor will the Company make any employer contributions thereunder with respect to such payments. Consultant will be solely responsible for the reporting, estimation and payment of all federal, state or local county income taxes, fees and other contributions on or attributable to Consultant’s income attributable to the fees payable hereunder. Consultant agrees that he will maintain unemployment and worker’s compensation insurance as required by law. The Company will provide no employee benefits under this Agreement including, but not limited to health, life, or disability insurance, to Consultant or any of his personnel, if any.
5.Out-of-Pocket Expenses. During the Term, the Company will reimburse Consultant for reasonable out-of-pocket business, travel or entertainment expenses incurred by Consultant in connection with and while providing the Services under this Agreement, provided, that Consultant receives Company’s prior approval prior to incurring any such individual expenses in excess of $1,000. In such event, Consultant will provide documentation in the form of receipts, vouchers, invoices and the like that pertain to and further substantiate and verify any such reimbursable expense, and the receipt thereof by the Company, when requested, will be a condition precedent to payment.

6.Independent Contractor. In performing his duties hereunder, Consultant will act solely as an independent contractor and not as a partner, joint venturer or employee of the Company. Nothing contained in this Agreement will be construed to create any employment relationship between the Company and Consultant, or be construed as constituting Consultant or any of his employees or agents as an employee of the Company, and Consultant will not represent to the contrary to any person. It is understood and agreed that as an independent contractor, Consultant is responsible for, and has control over, the details and means of performing the Consulting Services. Consultant will not represent to third persons that Consultant’s status with respect to the Company is anything other than that of an independent contractor. Consultant will not have any express or implied right or authority to assume or create any obligations on behalf or in the name of the Company or to bind the Company to any contract or undertaking with any other person, nor will Consultant represent that it has such authority. Consultant and his agents will not be entitled to any Company fringe benefits and hereby expressly waive any claim or right that any of them may have against the Company arising out of the operation of any applicable workers’ compensation law.
7.Confidentiality. Consultant hereby acknowledges and agrees that during the Term Consultant is bound by the confidentiality restrictions set forth in Section 8 of the Separation Agreement, which restrictions are incorporated herein by reference (with capitalized terms used therein having the meaning attributed to such terms as in such Separation Agreement).
8.Work Product. Consultant agrees and acknowledges that the Company owns and retains all rights, title, and interest in and to all the Company’s Confidential Information (as defined in the Separation Agreement) and all derivatives thereof and all intellectual property rights therein or thereto. Nothing contained herein shall be construed to grant the Consultant any ownership or other rights in and to the intellectual property of the Company except as expressly stated herein. No license is granted by Company to the Confidential Information or to any intellectual property right therein except for the limited purpose of enabling the Consultant to perform the Consulting Services pursuant to this Agreement. In consideration of this Engagement and free of any additional obligations of the Company to make additional payment to Consultant, Consultant agrees to promptly disclose and irrevocably assign to the Company any and all deliverables, inventions, improvements, manuscripts, documentation, formulas, processes or other deliverables and all intellectual property rights therein, relating to the present or future business of the Company that are developed, conceived or reduced to practice by Consultant, either alone or jointly with others, (i) during or as a result of performance of this Agreement or any work performed for the Company; (ii) using the Company’s facilities, equipment or proprietary or Confidential Information; or (iii) relating to the business of the Company or the Company’s demonstrably anticipated research or development (all of the foregoing “Intellectual Property”). Consultant agrees that all such Intellectual Property, including without limitation all patents, copyrights, trademarks, and trade secrets, is irrevocably assigned to and shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire and that the Company will be considered the author thereof. If it is determined that any Intellectual Property is not work made for hire, Consultant hereby irrevocably assigns to Company Consultant’s entire right, title, and interest in and to such Intellectual Property and all intellectual property rights therein, including patents, copyrights and trade secrets, and other proprietary rights of Consultant, that Consultant now has or may hereafter acquire. Intellectual Property, for the purposes of this section, shall also include, without limitation, data, reports, correspondence, specifications, technical notes, flow charts, documentation, blueprints, sketches, equipment, software (source and object code) and all copies thereof, and any other work product developed, prepared, or created by Consultant. No rights thereto are reserved by Consultant. The Consultant has made and will make full and prompt disclosure to the Company of all Intellectual Property and, at the Company’s request and expense (but without additional compensation to the Consultant), will at any time and from time to time during and after the Consultant’s affiliation with the Company execute and deliver to the Company such applications, assignments, and other papers and take such other actions (including, but not limited to, testifying in any legal proceedings) as the Company, in its sole discretion, considers necessary to vest, perfect, defend, or maintain the Company’s rights in and to such Intellectual Property.
9.Representations and Warranties. Consultant hereby represents and warrants to the Company, in good faith, as follows:
(a)it owns or has the right to provide any confidential information in connection with providing services hereunder and the use of any Intellectual Property, or any part thereof, furnished under this Agreement, to the best of its knowledge, will not infringe any patent, copyright, trade secret, trademark, or other proprietary right of a third party;
(b)it is not currently bound by any other consultant agreement, restriction, or obligation, and will not assume any such obligation or restriction, which does or would in any way interfere or be inconsistent with the Consulting Services to be furnished hereunder;
(c)it will provide the Consulting Services in accordance with all applicable laws and regulations and with care, skill, and diligence, in accordance with the applicable professional standards currently recognized by such profession; and
(d)it has full right, power, and authority to enter into this Agreement, to perform its obligations and duties under this Agreement, and that its execution, delivery, and performance of this Agreement does not and will not conflict with, violate, or result in a breach of any other agreement, judgment, order, stipulation, or decree by which it is bound.
10.Covenants. Consultant shall coordinate his activities with the Company and report to the Chairman of the Board and Chief Executive Officer. During the term hereof, neither Consultant nor any affiliate, partner, employee, agent, or representative of Consultant, shall render the same or similar services to any business, entity or person engaged in any business which is the same as or similar to or competitive with, the businesses of the Company or its subsidiaries. If during the Term, Consultant becomes aware that he has a potential conflict of interest with the Company, Consultant will so advise the Company immediately.
11.Termination.
(a)This Agreement is subject to termination by mutual agreement at any time. In addition, the Company may terminate this Agreement at any time without Cause (as defined in the 2025 Plan) upon the provision of thirty (30) days prior written notice to Consultant. In the event that the Consultant breaches any of its obligations under this Agreement, this Agreement and the Engagement may be terminated by the Company immediately upon written notice if such breach is incapable of being cured, or if capable of cure, such breach has not been cured within thirty (30) days following the Company’s giving of written notice of such breach to Consultant.
(b)This Agreement may only be renewed or extended upon the written consent of both parties to this Agreement. Sections 6, 7, 8, 10, 11 and 12 and any other provision of this Agreement that expressly contemplates ongoing obligations or rights of a party shall survive the expiration or termination of this Agreement under all circumstances. Upon the expiration or termination of this Agreement: (A) Consultant shall (x) fully cooperate with the Company in all matters relating to the winding up of the Consultant’s services and the orderly transfer of such matters to any person designated by the Company and (y) deliver to Company any deliverables created up to the date of termination and Company shall have all right, title and interest thereto; and (B) the Company shall pay to Consultant any amounts accrued prior to such termination or expiration which have not been paid. In addition, upon the expiration or termination of this Agreement or at any other time, upon request of the Company, the Consultant shall (i) promptly deliver to the Company all Confidential Information and any correspondence, memoranda, notes, records , plans, product and other designs and compositions, studies, price lists, customer lists and information, customer contracts, financial statements, catalogs, programs, disks, tapes, other papers, as well as any medium on or by which information is stored, received, or made by the Consultant in connection with the Consultant’s affiliation with the Company, in the Consultant’s possession or control, regardless of whether or not such information is Confidential Information and (ii) shall delete or erase (and certify to such action) all copies of Confidential Information stored on any electronic media in Consultant's possession or control.
(c)Notwithstanding anything else set forth herein, if this Agreement has been executed by the parties before or during the Revocation Period of the Separation Agreement and Consultant subsequently, but during the Revocation Period, notifies the Company that he has revoked his execution of the Separation Agreement, then this Agreement shall be automatically terminated without further action by either party and shall be null and void in all respects.
12.Miscellaneous.
(a)Successors and Assignment. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the obligations of Consultant are personal in nature and, therefore, Consultant will not assign any of his rights or delegate or subcontract the performance of any of his duties under this Agreement without the prior written consent of the Company; any such assignment or subcontract without obtaining prior written consent will be void.
(b)Prior Agreements; Modifications; and Waivers. The terms and provisions of this Agreement, along with the any nondisclosure or confidentiality obligations entered into by Consultant in his capacity as an employee of the Company prior to the Effective Date, are intended to supersede any conflicting terms or conditions in any other agreement between the parties hereto relating to the subject matter hereof. This Agreement contains the entire agreement between the parties hereto regarding the Consulting Services, and may not be modified except by written instrument duly executed by both parties. The failure of a party hereto to exercise any right or remedy will not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (regardless of whether similar), nor will any such waiver constitute a continuing waiver unless otherwise expressly provided. No waiver shall be binding unless in writing and signed by the party making the waiver. A waiver by either patty of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Either party may waive or modify the performance of any act which is intended solely for their benefit if the party for whom such act is intended to benefit consents to such waiver or modification in writing.
(c)Severability. If any provision of this Agreement will, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such a specific provision herein will not be held to invalidate any other provisions herein, which other provisions will remain in full force and effect unless removal of said invalid provision destroys the legitimate purposes of this Agreement, in which event this Agreement will be canceled.

(d)Specific Performance. Consultant acknowledges and agrees that any breach of this Agreement will result in irreparable injury to the Company, that monetary damages will be an inadequate remedy of such breach, and that, accordingly, in addition to any other remedy that the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement and to seek both permanent and temporary injunctive relief in the event of any breach of this Agreement or threat thereof. Consultant expressly waives the defense that a remedy in damages will be adequate and any requirement in an action for specific performance or injunction for the posting of a bond by the Company.
(e)Governing Law. This Agreement will be construed, enforced and governed by the laws of the State of Maryland without regard to its conflicts of law provisions.
(f)Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.
(g)Advice of Counsel and Construction. The parties acknowledge that each party to this Agreement has had the opportunity to be represented by its own independent counsel. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Each party hereto represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.
(h)Notices. All notices under this Agreement will be sent and deemed duly given when posted in the United States first-class mail, postage prepaid, overnight courier or personal delivery, to the addresses set forth below such party’s signature on the signature page of this Agreement. Notices may also be given by electronic mail to the email addresses set forth below such party’s signature on the signature page of this Agreement. Notices delivered via electronic mail shall be deemed given on the next business day following delivery (sent) by electronic mail. These addresses may be changed from time to time by written notice to the appropriate party.
(i)Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument. Further, this Agreement may be executed by transfer of an originally signed document by facsimile or e-mail in PDF format, each of which will be as fully binding as an original document.
(Signatures on following page.)

IN WITNESS WHEREOF, the parties hereto have each executed this Consulting Services Agreement as of the date first above written.
COMPANY:

                        DLH HOLDINGS CORP.

By: /s/ Kathryn M JohnBull
Name: Kathryn M JohnBull
Title: Chief Executive Officer

Address:
c/o DLH Holdings Corp.
3565 Piedmont Road, Suite 3-700
Atlanta, Georgia
Attn: Chief Executive Officer
        Email: kathryn.johnbull@dlhcorp.com
CONSULTANT:

/s/ Zachary C. Parker
Zachary C. Parker
{Signature Page to Consulting Services Agreement}